                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          National Steel Corporation
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                                                            LOGO


March 16, 1995

To All National Steel Corporation Stockholders:

  It is a pleasure to invite you to our Annual Meeting of Stockholders which will be held in Dearborn, Michigan on Wednesday, April 26, 1995. The Annual Meeting will take place in the Marquis Ballroom of the Hyatt Regency Dearborn Hotel at 1:00 p.m. Eastern Daylight Time. Your continued interest in our Company is appreciated, and I hope that as many of you as possible will attend the Annual Meeting.

  The annual election of Directors will take place at the Annual Meeting. In the Proxy Statement you will find personal information about each nominee as well as information about the functions of the Board and its committees. In addition, we are also asking you to ratify the appointment of Ernst & Young LLP as National Steel's independent auditors for 1995.

  Please read the formal notice of the Annual Meeting and the Proxy Statement carefully. For those of you who cannot attend the Annual Meeting, I urge you to participate by completing, signing, and returning your proxy in the enclosed envelope. Your vote is important, and the management of National Steel appreciates your cooperation in directing proxies to vote at the Annual Meeting.

                                     Sincerely,
                                   LOGO
                                     V. John Goodwin
                                     President and
                                     Chief Operating Officer
- --------------------------------------------------------------------------------

V. JOHN GOODWIN                                              NATIONAL STEEL
President and Chief Operating Officer                        CORPORATION
                                                             4100 Edison Lakes
                                                             Parkway
                                                             Mishawaka, IN
                                                             46545
                                                             Telephone: (219)
                                                             273-7855
                                                             Facsimile: (219)
                                                             273-7868

                                                                            LOGO
- --------------------------------------------------------------------------------


                           NATIONAL STEEL CORPORATION
                           4100 EDISON LAKES PARKWAY
                            MISHAWAKA, INDIANA 46545

                 NOTICE OF 1995 ANNUAL MEETING OF STOCKHOLDERS

  The 1995 Annual Meeting of Stockholders of National Steel Corporation (the "Company") will be held on Wednesday, April 26, 1995. The Annual Meeting will commence at 1:00 p.m. Eastern Daylight Time at the Hyatt Regency Dearborn Hotel, Fairlane Town Center, Dearborn, Michigan in the Marquis Ballroom.

  The Annual Meeting will be held for the following purposes:

    1. To elect nine Directors of the Company;

    2. To ratify the appointment of the Company's independent auditors for the year 1995; and

    3. To transact any other business that may properly come before the meeting.

  Stockholders of record of the Company's Class A Common Stock and Class B Common Stock at the close of business on March 15, 1995 are entitled to receive notice of and to vote at the Annual Meeting.

  A Proxy Statement with respect to the Annual Meeting accompanies and forms a part of this notice.

                                     By order of the Board of Directors,
                               LOGO
                                     David A. Pryzbylski
                                     Secretary
March 16, 1995


 WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE MARK, DATE, AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE WHICH HAS BEEN PROVIDED. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY WRITTEN NOTICE TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.

- --------------------------------------------------------------------------------

                                                                           LOGO

                                PROXY STATEMENT

                     GENERAL INFORMATION FOR STOCKHOLDERS

  This proxy statement is furnished in connection with the solicitation by the Board of Directors of National Steel Corporation (the "Company") of proxies to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on April 26, 1995 and at any and all adjournments of such Annual Meeting. This Proxy Statement was initially mailed to stockholders on or about March 22, 1995 in order to provide every stockholder with an opportunity to vote on all matters that properly come before the Annual Meeting, whether or not the stockholder attends in person. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to furnish proxy materials to beneficial owners of the Class B Common Stock of whom they have knowledge and will reimburse them for their expenses for doing so. Additional solicitation may be made by letter, telephone or telecopier by officers and employees of the Company.

  At the Annual Meeting, stockholders will vote on the election of directors and the ratification of the appointment of Ernst & Young LLP as the independent auditors for the Company. All duly executed proxies received by management prior to the Annual Meeting will be voted in accordance with the choices specified by stockholders on their proxies. If no choice is specified by a stockholder, the shares of such stockholder will be voted FOR the election of the nine nominees for directors listed in this Proxy Statement that are to be elected by the holders of the Company's Class A Common Stock and Class B Common Stock, voting together as a single class, and FOR the ratification of the appointment of Ernst & Young LLP as the independent auditors of the Company. Stockholders who execute proxies may revoke them at any time before they are voted by filing with the Company a written notice of revocation, by delivering a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

  It is the policy of the Company that proxies that identify the vote of specific stockholders are kept confidential until the final vote is tabulated, except in a contested proxy or consent solicitation or to meet applicable legal requirements.

  As of March 15, 1995, there were issued and outstanding 22,100,000 shares of Class A Common Stock and 21,176,156 shares of Class B Common Stock. Holders of Class A Common Stock are entitled to two votes per share while holders of Class B Common Stock are entitled to one vote per share. The Class A Common Stock and Class B Common Stock are sometimes referred to collectively herein as the "Common Stock" of the Company. Those persons who were stockholders of record of either class of Common Stock at the close of business on March 15, 1995 will be entitled to vote at the Annual Meeting.

                             ELECTION OF DIRECTORS

  In accordance with the Company's Bylaws, the Board has set the number of directors at nine. If elected, all of the nine nominees listed below will serve as Directors of the Company for terms expiring on the date of the 1996 Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their earlier resignation, retirement, or removal. The Board of Directors meets regularly and met nine times in 1994. A brief statement of the background of each nominee is given on the following pages. If any nominee shall be unable to serve, proxies may be voted for another person designated by the Board of Directors. The Company has no reason to believe that any nominee will be unable to serve.

INFORMATION CONCERNING NOMINEES FOR DIRECTORS

 EDWIN V. CLARKE, JR.

  Mr. Clarke, age 69, has been a Director of the Company since November 3, 1993. He currently serves as a Director of Provident Insurance Company and Trion, Inc., and as a trustee of Warren Wilson College and Pittsburgh Theological Seminary. He was an employee of Westinghouse Electric Corporation from 1948 until his retirement in 1985, and held the position of Senior Executive Vice President, Corporate Resources from 1983 until his retirement. Mr. Clarke serves as a member of the Audit, Compensation and Nominating Committees.

 V. JOHN GOODWIN

  Mr. Goodwin, age 51, joined the Company as President, Chief Operating Officer and Director on June 1, 1994. Prior to joining the Company, Mr. Goodwin was employed by U.S. Steel Corporation for twenty-seven years beginning in 1967. From 1987 until his departure in 1994, he served as the general manager of U.S. Steel's Gary Works.

 MASAYUKI HANMYO

  Mr. Hanmyo, age 54, has been a Director of the Company since 1993. He has been employed by NKK Corporation ("NKK") in various positions since 1963 and has been a Director of NKK since 1992. Mr. Hanmyo was General Manager, Production Administration Department of Keihin Works from 1988 to 1991, and was General Manager, Technology Planning and Coordination Department from 1991 to 1993.

FRANK J. LUCCHINO

  Mr. Lucchino, age 55, has been a Director of the Company since January 30, 1995. Since 1980 he has served as Controller of Allegheny County, Pennsylvania and been a Partner with the law firm of Grogan, Graffam, McGinley & Lucchino, PC. In 1993, Mr. Lucchino was appointed by the President of the United States to serve on the U.S. National Commission on Libraries and Information Science. Mr. Lucchino is also a member of the Board of Trustees of the University of Pittsburgh, The Carnegie, the Carnegie Science Center, the Carnegie Library of Pittsburgh, and the Western Pennsylvania Historical Society. He is a member of the Pennsylvania and Allegheny County Bar Associations. Mr. Lucchino was nominated to serve on the Board of Directors pursuant to a collective bargaining agreement with the United Steelworkers of America.

 HIROSHI MATSUMOTO

  Mr. Matsumoto, age 43, joined the Company as Vice President and Assistant to the President and Director on June 1, 1994. From 1986 to 1994 he served NKK America Corporation as Senior Representative in their Washington, D.C. office.

 KEISUKE MURAKAMI

  Mr. Murakami, age 56, has been a Director of the Company and Vice President--Administration since 1993. From 1991 to 1993 he served as Vice President, Administration and Technical & Management Coordination. From 1989 to 1991 he served with NKK as General Manager, Building and Construction Products Center.

 OSAMU SAWARAGI

  Mr. Sawaragi, age 66, has been a Director of the Company since June 1990. He was elected Chairman effective January 1, 1994. He is currently serving NKK as Senior Management Counsellor. Prior thereto he served NKK as a Director beginning in 1984, Managing Director in 1986, Senior Managing Director in 1989, and Executive Vice President from 1990 to 1994. Mr. Sawaragi serves as Chairman of the Compensation Committee and as a member of the Nominating Committee.

 KENICHIRO SEKINO

  Mr. Sekino, age 58, has been a Director of the Company since January 1, 1994. He is currently serving with NKK where he has been employed since 1962. Since 1994, he has served as Senior General Manager, Steel Division. From 1991 to 1994 he served as Senior General Manager, International Business Center, and from 1989 to 1991 he was President of NKK UK. Mr. Sekino serves as Chairman of the Nominating Committee.

 ROBERT J. SLATER

  Mr. Slater, age 57, has been a Director of the Company since April 1991. He has been President and Director of Jackson Consulting, Inc., and/or its predecessor companies since 1985. He is also a Director of Southdown, Inc., Houston, TX and First Industrial Realty Trust, Inc., Chicago, IL. Mr. Slater serves as Chairman of the Audit Committee and as a member of the Compensation and Nominating Committees.

COMPENSATION OF DIRECTORS

  Directors who are not employees of the Company or any of its subsidiaries receive an annual fee of $24,000 plus a fee of $1,000 for attendance at each meeting of the Board of Directors and at each meeting of a committee of the Board of Directors. All Directors are reimbursed for expenses incurred in attending Board and committee meetings. In addition, each non-employee Director received, upon his initial election to the Board of Directors, a stock option grant of 2,500 shares of Class B Common Stock at the then market price pursuant to the terms of the 1993 National Steel Corporation Nonemployee Directors Stock Option Plan. An additional stock option grant of 500 shares of Class B Common Stock is granted to each non-employee Director at each anniversary of Board service. Each option grant will fully vest on the third anniversary of the date of grant or upon disability, death or retirement, whichever is earliest.

                     COMMITTEES OF THE BOARD OF DIRECTORS

  Among the standing committees of the Board of Directors, the Company has an Audit Committee, a Compensation Committee, and a Nominating Committee.

  The Audit Committee has responsibility for recommending to the Board of Directors a firm of independent certified public accountants to serve as auditors to be appointed by the Board and submitted to the stockholders for ratification at the Annual Meeting. In addition, the Audit Committee approves the scope and fees of the annual audit and reviews the results and recommendations of the independent auditors upon completion of the annual audit. The Audit Committee assists the Board in fulfilling its fiduciary responsibilities relating to accounting and reporting policies, practices and procedures. The Audit Committee also has the authority to meet and confer with such officers and employees of the Company as deemed appropriate in connection with carrying out its responsibilities. The Audit Committee is presently comprised of Mr. Slater, Chairman, and Mr. Clarke. The Audit Committee held four meetings in 1994.

  The duties of the Compensation Committee are to review and approve a compensation philosophy and guidelines for the Company's executive officers and Directors. In addition, the Compensation Committee reviews and recommends for approval by the Board of Directors salary and benefit arrangements for, and any employment agreement with, any of the Company's executive officers. The Compensation Committee is presently comprised of Mr. Sawaragi, Chairman, and Messrs. Clarke and Slater. The Compensation Committee held seven meetings during 1994.

  The Nominating Committee has the authority to develop candidate specifications for Board memberships and to make recommendations as to candidates for election to the Board of Directors. The Nominating Committee will consider nominees for election to the Board of Directors recommended by stockholders of the Company. The Nominating Committee is presently comprised of Mr. Sekino, Chairman, and Messrs. Sawaragi, Clarke and Slater. The Nominating Committee met once during 1994.

EXECUTIVE COMPENSATION

  The following table sets forth separately, for the fiscal years indicated, each component of compensation paid or awarded to, or earned by, the Chief Executive Officer ("CEO") of the Company, who retired and resigned effective May 31, 1994, and the Chief Operating Officer ("COO") acting in a similar capacity to the CEO since his appointment on June 1, 1994, and each of the four most highly compensated executive officers who were serving as executive officers at the end of the last fiscal year, other than the CEO and COO (collectively referred to herein as the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                               ANNUAL COMPENSATION                    COMPENSATION AWARDS
                                              ----------------------                 ---------------------
                                                                                           NUMBER OF
                                                                      OTHER ANNUAL   SECURITIES UNDERLYING    ALL OTHER
        NAME           PRINCIPAL POSITION     YEAR  SALARY   BONUS   COMPENSATION(6)        OPTIONS        COMPENSATION(7)
        ----        -----------------------   ---- -------- -------- --------------- --------------------- ---------------
 V. John Goodwin    President and COO(1)      1994 $175,000 $225,000     $   --             100,000          $      --
                                              1993      --       --          --                 --                  --
                                              1992      --       --          --                 --                  --
 Ronald H. Doerr    President and CEO(2)      1994  187,500  122,140         --                 --            2,865,333
                                              1993  351,000   25,448         --             140,000              40,219
                                              1992  303,750  107,055         --                 --                7,594
 Robert M. Greer    Senior Vice President     1994  157,500  100,000         --              50,000                 --
                    and                       1993      --       --          --                 --                  --
                    Chief Financial Offi-     1992      --       --          --                 --                  --
                    cer(3)
 David A. Chatfield Vice President, Diver-    1994  210,000  107,072      36,952                --                6,063
                    sified                    1993  209,600   13,828         --              35,000               6,068
                    Businesses, Services      1992  165,600   44,298         --                 --                4,140
                    and
                    Support(4)
 Keisuke Murakami   Vice President-Adminis-   1994  210,000  141,488         --                 --                  --
                    tration                   1993  210,000   14,070         --              30,000                 --
                                              1992  111,600   35,520         --                 --                  --
 William E. Goebel  Vice President, Market-   1994  144,000  107,446         --                 --                3,600
                    ing and Sales(5)          1993  120,568    8,456         --              25,000               3,263
                                              1992      --       --          --                 --                  --

- --------
(1) Mr. Goodwin was hired and appointed to the position of President and COO effective June 1, 1994. At December 31, 1994, Mr. Goodwin's annual salary was $300,000.
(2) Mr. Doerr retired and resigned from the Company effective May 31, 1994.
(3) Mr. Greer was hired and appointed to the position of Senior Vice President and Chief Financial Officer effective June 1, 1994. At December 31, 1994, Mr. Greer's annual salary was $270,000.
(4) Mr. Chatfield retired from the Company effective March 1, 1995.
(5) Mr. Goebel was promoted and appointed to the position of Vice President, Marketing and Sales effective November 9, 1993, and was not an executive officer prior to that time.
(6) Other Annual Compensation was determined to be less than $50,000 or 10% of such officer's aggregate compensation (salary plus bonus) for the CEO, COO and all other Named Executive Officers with the exception of Mr. Chatfield. Mr. Chatfield received a Company automobile in 1994, the value of which was $36,667 which is reflected in the Other Annual Compensation column.
(7) All Other Compensation for 1994 includes matching contributions to the National Steel Retirement Savings Plan for Messrs. Doerr, Chatfield and Goebel of $4,620, $4,620 and $3,600, respectively, and the Company match portion of the Executive Deferred Compensation Plan for Mr. Chatfield of $1,443. Also included in All Other Compensation for Mr. Doerr in 1994 are non-employee Director fees aggregating $17,000 related to Mr. Doerr's attendance at Board meetings for the period of time subsequent to his retirement and resignation as President and CEO on May 31, 1994 until his resignation from the Board on December 22, 1994. Mr. Doerr received the following, which is included in All Other Compensation, in connection with his retirement and resignation in 1994; severance payment $900,000, Executive Deferred Compensation $137,467, a vacation payment of $43,270 and $1,762,976 representing the present value of non-qualified pension benefits, as well as the settlement of any other claims.

LONG-TERM INCENTIVE PLAN

  The following table contains information relating to stock option grants made under the Company's Long-Term Incentive Plan in 1994.

                             OPTION GRANTS IN 1994

                         NUMBER OF   PERCENT OF
                         SECURITIES TOTAL OPTIONS
                         UNDERLYING  GRANTED TO   EXERCISE            GRANT DATE
                          OPTIONS   EMPLOYEES IN  OR BASE  EXPIRATION  PRESENT
                         GRANTED(1)  FISCAL YEAR  PRICE(2)    DATE     VALUE(3)
                         ---------- ------------- -------- ---------- ----------
V. John Goodwin.........  100,000       32.8%      $14.00    6/1/04    $849,800
Robert M. Greer.........   50,000       16.4%       14.00    6/1/04     424,900
Ronald H. Doerr.........        0          0%         N/A       N/A           0
David A. Chatfield......        0          0%         N/A       N/A           0
Keisuke Murakami........        0          0%         N/A       N/A           0
William E. Goebel.......        0          0%         N/A       N/A           0

- --------
(1) All options granted may be exercised on a ratable basis within three years but no more than ten years from the date of grant while the optionee is in the employ of the Company. However, in the event that termination of employment is by reason of retirement, permanent disability or death, the options may be exercised in whole or in part within 24 months of the date of any such occurrences to the extent they have vested as described in the Long-Term Incentive Plan agreement. If termination of employment is by reason other than retirement, permanent disability or death, the options may be exercised in whole or in part within 30 days of the date of any such occurrences to the extent they have vested as described in the Long-Term Incentive Plan agreement. In the event of a change in control, as defined in the Long-Term Incentive Plan, all options become immediately exercisable unless provided otherwise at the time of grant of such options.
(2) The exercise price for all option grants was in excess of the fair market value of the Class B Common Stock on the grant date.
(3) The grant date present value was determined using the Black-Scholes valuation methodology. The Black-Scholes ratio utilized in the valuation is an industry average based on the three companies that comprise the self-constructed peer group used in the peer group performance graph.

ASSUMPTIONS
- -----------
Expected Volatility....................................................  .328
Expected Dividend Yield................................................  .00%
Expected Risk-free Rate of Return...................................... 7.39%
Expected Timing of Exercise............................................ 10 years
Black-Scholes Ratio.................................................... .607

  The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. The actual value, if any, an individual may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised so that there is no assurance the value realized by an individual will be at or near the value estimated by the Black-Scholes model.

  The following table sets forth certain information concerning options to purchase the Company's Class B Common Stock for the CEO, COO and each Named Executive Officer in the Summary Compensation Table at December 31, 1994.

     AGGREGATED 1994 OPTION EXERCISES AND DECEMBER 31, 1994 OPTION VALUES

                                                                      VALUE OF
                                   NUMBER OF            NUMBER OF   UNEXERCISED
                                    SHARES             UNEXERCISED  IN-THE-MONEY
                                  ACQUIRED ON  VALUE    OPTIONS AT   OPTIONS AT
                                   EXERCISE   REALIZED YEAR END (1) YEAR END (1)
                                  ----------- -------- ------------ ------------
V. John Goodwin..................        0    $     0    100,000      $ 75,000
Ronald H. Doerr..................    2,000     14,000    138,000       103,500
Robert M. Greer..................        0          0     50,000        37,500
David A. Chatfield...............        0          0     35,000        26,250
Keisuke Murakami.................        0          0     30,000        22,500
William E. Goebel................        0          0     25,000        18,750

- --------
(1) All options were unexercisable at December 31, 1994, except for the 138,000 options belonging to Ronald H. Doerr, all of which were exercisable at December 31, 1994. A pro rata portion of Mr. Chatfield's options became exercisable upon his retirement effective March 1, 1995.

PENSION PLANS

  The following table shows the annual benefits payable under the Company's qualified defined benefit retirement plan along with the non-qualified retirement plans, which provide for the payment of retirement benefits in excess of certain maximum limitations imposed by the Internal Revenue Code, to eligible employees in various earnings groups and with various periods of service.

                              PENSION PLAN TABLE

AVERAGE ANNUAL
   ELIGIBLE
 COMPENSATION                               YEARS OF SERVICE
   PRECEDING              -----------------------------------------------------
  RETIREMENT                 10       15       20       25       30       35
- --------------            -------- -------- -------- -------- -------- --------
  $100,000............... $ 13,500 $ 20,500 $ 27,000 $ 34,000 $ 40,500 $ 47,500
   150,000...............   21,000   31,000   41,500   52,000   62,500   73,000
   200,000...............   28,500   42,500   56,500   70,500   85,000   99,000
   250,000...............   36,000   53,500   71,500   89,500  107,500  125,500
   300,000...............   43,500   65,000   86,500  108,000  130,000  151,500
   350,000...............   51,000   76,000  101,500  127,000  152,500  178,000
   400,000...............   58,500   87,500  116,500  145,500  175,000  204,000
   450,000...............   66,000   98,500  131,500  164,500  197,500  230,500
   500,000...............   73,500  110,000  146,500  183,000  220,000  256,500
   600,000...............   88,500  132,500  176,500  220,500  265,000  309,000
   700,000...............  103,500  155,000  206,500  258,000  310,000  361,500
   800,000...............  118,500  177,500  236,500  295,500  355,000  414,000

  Eligible compensation covered by the Company's retirement plans include the eligible employee's base salary, before reduction for any salary deferral agreements, and Management Incentive Compensation Plan ("MICP") awards paid for the five highest consecutive years during the last ten years of employment. Benefits paid under the Company's plans are not subject to reduction for social security payments received by the Company's executive officers.

  MICP awards are shown in the bonus column of the Summary Compensation Table in the year in which they were earned. Eligible compensation under the retirement plans includes the bonus in the year in which the payment was made, and as such, MICP awards earned in a particular year are included in the following year as eligible compensation under the retirement plans. No MICP awards were earned in 1993.

  The years of service and amount of eligible compensation under the retirement plans for the Named Executive Officers are as follows:

                                                         CONTINUOUS   ELIGIBLE
      NAME OF PERSON                                      SERVICE   COMPENSATION
      --------------                                     ---------- ------------
      V. John Goodwin...................................     *        $175,000
      Ronald H. Doerr...................................     **        343,520
      Robert M. Greer...................................    ***        157,500
      David A. Chatfield (1)............................     29        207,858
      Keisuke Murakami..................................      3        181,459
      William E. Goebel.................................     26        133,461

- --------

  Benefits shown are computed at the plan's normal retirement age of 65 based on a straight life annuity.
  * See discussion below under the caption "Employment Agreements".
 ** Retired and resigned effective May 31, 1994
*** Less than one year of continuous service
(1) Retired effective March 1, 1995

EMPLOYMENT AGREEMENTS

  Mr. Goodwin has an employment agreement with the Company which expires on June 1, 1999. Under the terms of the agreement, as an inducement for employment, Mr. Goodwin was granted options to purchase up to

100,000 shares of the Company's Class B Common Stock. The agreement provides for a minimum annual base salary of $300,000 and annual incentive compensation targeted at 50% of base salary. For purposes of determining his pension benefit, Mr. Goodwin will receive credit for twenty six years of service with his previous employer, and his benefits from the Company will be reduced by his pension benefits from his previous employer.

  Mr. Greer has an employment agreement with the Company which expires June 1, 1997. Pursuant to the agreement, Mr. Greer was granted options to purchase up to 50,000 shares of the Company's Class B Common Stock as an inducement for employment. The agreement provides for a minimum annual base salary of $270,000 and annual incentive compensation targeted at 35% of base salary.

  Mr. Doerr, following his retirement and resignation as CEO on May 31, 1994, received amounts totalling $1,086,736 in partial payment of the amounts due him under his employment agreement with the Company dated October 14, 1993. The Company and Mr. Doerr subsequently entered into an agreement dated December 22, 1994 settling Mr. Doerr's remaining claims under his employment agreement and his other claims arising out of his status as an employee and officer of the Company. Under the terms of this agreement, the sum of $1,865,976 was paid to Mr. Doerr, and his remaining option to purchase 138,000 shares of the Company's Class B Common Stock was extended to March 23, 2003.

                SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

  The following table sets forth the number of shares of the Company's Class B Common Stock and the number of shares of common stock of NKK beneficially owned by each of the Company's Directors COO, former CEO and Named Executive Officers and by the Company's Directors and executive officers as a group on March 1, 1995. None of the Company's Directors COO, former CEO or Named Executive Officers beneficially owned any shares of the Company's Class A Common Stock. Except as otherwise indicated, each Director, COO, former CEO or Named Executive Officer had sole voting and investment power with respect to any shares beneficially owned.

                                        NKK CORPORATION
                                          COMMON STOCK     CLASS B COMMON STOCK
                                      -------------------- --------------------
                                       NUMBER OF            NUMBER OF
                                         SHARES    PERCENT    SHARES    PERCENT
                                      BENEFICIALLY   OF    BENEFICIALLY   OF
                                         OWNED      CLASS     OWNED      CLASS
                                      ------------ ------- ------------ -------
   Osamu Sawaragi(1).................    83,040       *          --        --
   V. John Goodwin...................       --       --          --       --
   David A. Chatfield(2).............       --        --      20,833       *
   Edwin V. Clarke, Jr...............       --        --         --        --
   Ronald H. Doerr(3)................       --        --     138,000       *
   William E. Goebel.................       --        --       1,900       *
   Robert M. Greer...................       --        --         --        --
   Masayuki Hanmyo(1)................    20,288       *          --        --
   Frank Lucchino....................       --       --          100       *
   Hiroshi Matsumoto(1)..............     5,000       *        2,000       *
   Keisuke Murakami..................    27,000       *          --        --
   Kenichiro Sekino(1)...............    16,400       *          --        --
   Robert J. Slater..................       --        --       1,500       *
   Directors and executive officers
    as a group (22 persons)..........   151,728       *      164,333       *

- --------
*  Less than 1% of the outstanding shares on March 1, 1995.
(1) Mr. Hanmyo has no voting power with respect to 6,208 shares of NKK common stock beneficially owned.
(2) Represents shares with respect to which Mr. Chatfield has the right to acquire beneficial ownership upon his retirement effective March 1, 1995, through the exercise of options received under the Company's Long-Term Incentive Plan.
(3) Represents shares with respect to which Mr. Doerr has the right to acquire beneficial ownership through the exercise of options received under the Company's Long-Term Incentive Plan. Due to Mr. Doerr's retirement and resignation from the Company effective May 31, 1994, the Company has no knowledge of beneficial ownership in addition to his 138,000 stock options.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and Directors and persons who owned greater than 10% of a class of the Company's equity securities to file with the Securities and Exchange Commission an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of equity securities of the Company. During 1994, the initial statement of beneficial ownership was filed late for Messrs. Goodwin and Greer. As a result of Mr. Doerr's retirement and resignation from employment on May 31, 1994 and resignation from the Board on December 22, 1994, the Company has no knowledge as to whether Mr. Doerr has filed all reports required pursuant to Section 16(a) for 1994.

             ADDITIONAL INFORMATION RELATING TO VOTING SECURITIES

  The following table sets forth the only holders known to the Company to beneficially own more than 5% of Class A Common Stock or Class B Common Stock as of March 15, 1995, unless otherwise indicated.

      NAME AND                                   CLASS               PERCENT OF
     ADDRESS OF                NUMBER OF SHARES   OF    PERCENT OF     TOTAL
     BENEFICIAL                  BENEFICIALLY   COMMON     CLASS    COMMON STOCK
        OWNER                       OWNED        STOCK  OUTSTANDING OUTSTANDING
     ----------                ---------------- ------- ----------- ------------
   NKK U.S.A. Corporation....     22,100,000(1) Class A    100.0%       51.1%
    32 Loockerman Square
    Dover, Delaware 19901
   Donald Smith & Co., Inc...      2,738,500(2) Class B     12.9%        6.3%
    15 Essex Road
    Paramus, New Jersey 07652

(1) NKK has sole voting and investment power with respect to all shares of Class A Common Stock. As reported in a Schedule 13D, dated February 13, 1995, filed with the Securities and Exchange Commission, NKK had sole voting and investment power with respect to 22,100,000 shares of Class B Common Stock listed as beneficially owned as a result of its ownership of Class A Common Stock convertible into an equal number of shares of Class B Common Stock.

(2) As reported in a Schedule 13G, dated January 27, 1995, filed with the Securities and Exchange Commission, Donald Smith & Co. had sole voting power with respect to 1,448,500 shares and sole investment power with respect to 2,738,500 shares and did not have shared voting power or shared investment power with respect to any such shares.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Company had borrowings outstanding with an NKK affiliate, related to the rebuild of the No. 5 coke oven battery at the Great Lakes Division, totaling $330.0 million as of December 31, 1994. The Company paid $13.3 million in principal and recorded $25.2 million in interest expense related to this loan. Accrued interest on the loan as of December 31, 1994 was $10.1 million. Additionally, deferred financing costs related to the loan were $4.2 million as of December 31, 1994. The Company believes that the terms of the financing arrangement with respect to the rebuilding of the No. 5 coke oven battery at the Great Lakes Division are more favorable than would otherwise be available from third party lenders.

        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS


  The Compensation Committee of the Company's Board of Directors (the "Committee") reviews and approves the philosophy and guidelines for compensation programs and develops recommendations for the Company's Board of Directors regarding compensation levels for the Company's executive officers and Directors. The Committee is composed exclusively of independent Directors who are not eligible to participate in any of management's compensation programs. The Committee presents the following report on compensation for the Company's executive officers for 1994. Actual awards during 1994 for the CEO, COO and the Named Executive Officers are shown in the Summary Compensation Table and the table of Option Grants in 1994.

OVERVIEW AND PHILOSOPHY

  In 1993, the Committee adopted a written statement of executive compensation purposes, guiding principles and objectives which guide its evaluation and determination of executive compensation programs. This statement was developed by the Committee and an independent compensation consultant familiar with compensation policies within the industry and at other major corporations. The statement provides that the purposes of executive compensation are to:

  . attract, motivate and retain outstanding team members;

  . align their success with the Company's stockholders; thereby

  . motivating them to enhance stockholder value by attaining the Company's short and long term performance objectives.

The Company and the Committee are studying the impact of Section 162(m) of the Internal Revenue Code in light of the purposes and guiding principles for the Company's executive compensation programs. For 1994, the Company was not materially affected by the million dollar deduction limit.

COMPONENTS OF EXECUTIVE OFFICER COMPENSATION

  Individual executive officer compensation includes base salary, annual incentive bonus and long term incentive compensation components.

BASE SALARY

  Salary levels are assigned to positions within competitive standards based on job responsibilities and a review of salary practices for comparable positions at other major organizations as disclosed in pay surveys conducted by independent consulting firms. These major organizations include the five largest public integrated steel companies that the Company competes with for business and executive talent, as well as companies in general industry of comparable size and scope of operations. All of the companies used in the Company's constructed peer group and many of the companies included in the S&P 500 comparison group participate in surveys used by the Company and the Committee. The peer group companies included in the performance graph on page 11 are direct business competitors of the Company and were selected based on similarities in product offerings, customers and markets served and whether there was sufficient trading history of a company's stock to be included in the graph.

  An increase in base salary for an executive officer is based on individual performance, business performance and market compensation trends. The Committee does not rely on any specific formula nor does it assign specific weights to the factors used in determining base salaries. Strong individual performance and/or strong business performance generally result in above average increases. Below market increases or no increases generally occur in years when business performance and/or individual performance are below expectations.

  For all executive officers, the Committee reviews and approves, and if necessary, modifies base salary adjustments recommended by the Vice President, Human Resources and the consultant. Adjustments for all executive officers base pay are then brought to the Company's full Board for approval. In general, the Company's executive officers receive base salaries at a median level of competitiveness.

  As President and Chief Operating Officer ("COO"), Mr. Goodwin's annual base rate of salary in 1994 was $300,000. On January 1, 1995, Mr. Goodwin's salary was increased to $390,000 to reflect Mr. Goodwin's performance and the relationship of his base salary to competitive standards. Mr. Goodwin's annual base salary rate is below the median level of pay targeted by the Committee and below that of his predecessor, Mr. Doerr.

Mr. Doerr was Chief Executive Officer until May 31, 1994 and had an annual base salary rate of $450,000 for the year 1994.

ANNUAL INCENTIVES

  The Board of Directors approved the 1994 Management Incentive Compensation Plan ("MICP") and incentive targets for each executive officer by taking into consideration the responsibilities of each job, the needs of the Company and the pay practices regarding incentives for comparable positions at other major corporations.

  The 1994 MICP provided for an incentive pool to be created for potential payouts if the Company achieved its net income target. This pool would then be modified downward if other important business objectives were not met, and upward if the Company exceeded its net income target. Actual payouts under the MICP cannot exceed the pool created and are subject to adjustment by the Company's Board of Directors. Because the Company exceeded the net income target for the MICP, the Board approved a target payout of 150%, which is consistent with the MICP plan's terms. Mr. Goodwin received $225,000 and Mr. Doerr received $103,000. Actual aggregate payouts for all participants were less than the 150% level.

  Executives of the Company also participate in the Company's broad based incentive plans known as the National Steel Profit Sharing Plan and the National Steel Productivity Gain Sharing Plan. Payouts from the profit sharing plan reduce payouts by an equal amount from the MICP. Therefore, participation in this plan by executives does not create additional pay opportunities for executives receiving an MICP award. Executives hired after May 31, 1994 are not eligible for these programs and, in addition, eligibility for all executive officers was terminated as of December 31, 1994. As such, Mr. Goodwin received no payment under the Gain Sharing Plan. Mr. Doerr's payout under the Gain Sharing Plan was equal to $19,140.

LONG TERM INCENTIVES

  The Company's long term incentive compensation awards for executive officers are designed to link executive compensation to the performance of the Company's Class B Common Stock share price. These awards also provide a retention incentive for participants. To date, the Company has only granted stock options to executive officers and other key employees.

  During 1994, the Committee and the Board of Directors granted long term incentive awards in the form of nonqualified stock option awards under the Company's Long Term Incentive Plan. At that time, the Committee established award guidelines for each executive for the stock option award by taking into consideration the responsibilities of each job and the practices of other major organizations. These guidelines reflect median levels of competitiveness and were established based upon recommendations from an independent consultant who annually conducts a survey of long term incentive practices among major organizations. Included in the awards for 1994 were awards for the group of executives that joined the Company on June 1, 1994. Not all executives were granted awards in 1994. The Company's 1994 grants were consistent with the guidelines both for the executive officers as a group and for the COO in particular.

  Ten year nonqualified stock options become fully exercisable either on a pro-rata basis over three years or vest completely after three years from the date the grants were awarded. These awards reward executives only to the extent that the Company's Class B Common Stock share price increases over the market price at the date of the grant. On June 1, 1994, Mr. Goodwin was granted an award to purchase 100,000 shares at $14.00 per share.

BENEFITS

  The Company's executive officers also participate in pension, perquisite, deferred compensation and other executive benefit programs. These programs are designed to be within competitive standards as defined by the practices of other major corporations.

  The Compensation Committee believes the executive compensation policies and programs serve the interests of the stockholders and the Company.

                                          Compensation Committee

                                          Osamu Sawaragi, Chairman
                                          Edwin V. Clarke, Jr.
                                          Robert J. Slater

March 16, 1995

                          COMPARISON OF TOTAL RETURN

  The chart below compares the Company's total stockholder return on its Class B Common Stock for the period beginning March 23, 1993, date of the initial public offering of the Class B Common Stock, and ending December 31, 1994 with the cumulative return of the S&P Composite 500 stock index and a peer group. These comparisons assume an investment of $100 on March 23, 1993 in Class B Common Stock of the Company, the S&P Composite 500 stock index and the peer group.

                         TOTAL RETURN TO SHAREHOLDERS
                 NATIONAL STEEL CORPORATION: 3/23/93-12/31/94

                             [GRAPH APPEARS HERE]

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
        AMONG NATIONAL STEEL CORPORATION, S&P 500 INDEX AND PEER GROUP

                             NATIONAL
Measurement Period           STEEL          S&P
(Fiscal Year Covered)        CORPORATION    500 INDEX    PEER GROUP
- -------------------          ----------     ---------    ----------
Measurement Pt-
3/23/93                      $100.00        $100.00      $100.00
FYE  3/31/93                 $100.00        $100.65      $ 96.74
FYE  6/30/93                 $145.54        $101.14      $105.15
FYE  9/30/93                 $ 85.71        $103.75      $ 85.99
FYE 12/31/93                 $ 85.71        $106.16      $115.00
FYE  3/31/94                 $ 84.82        $102.13      $104.26
FYE  6/30/94                 $111.61        $102.56      $101.46
FYE  9/30/94                 $137.50        $107.58      $119.36
FYE 12/31/94                 $105.36        $107.56      $103.12

     Peer Group: The U.S. Steel Group of USX Corporation, Bethlehem Steel
                Corporation, and Inland Steel Industries, Inc.

            RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

  Ernst & Young LLP has served as the Company's independent auditors since the 1930's. In accordance with the established policy of Ernst & Young LLP, partners who work on the Company's account are periodically rotated, thus giving the Company the benefit of new thinking and approaches in the audit area.

  Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

  The Board of Directors unanimously recommends a vote FOR the appointment of Ernst & Young LLP as auditors.

                           PROPOSALS OF STOCKHOLDERS

  Proposals of stockholders must be received in writing by the Secretary of the Company no later than November 22, 1995 in order to be considered for inclusion in the Company's proxy statement and proxy relating to the Annual Meeting of Stockholders to be held in 1996.

                                 OTHER MATTERS

  The cost of preparing, printing and mailing this Proxy Statement, the accompanying notice and the enclosed proxy, and all other costs in connection with the solicitation of proxies, will be paid by the Company. The Company has retained the services of Corporate Investor Communications, Inc. to assist in the solicitation of proxies for a fee of $2,500 plus reasonable out of pocket expenses.

  The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those set forth in the Notice of Annual Meeting. However, if any other matters do come before the Annual Meeting, it is intended that the holders of proxies will vote thereon in their discretion.

                                          By order of the Board of Directors,
                             LOGO
                                          David A. Pryzbylski
                                           Secretary

March 16, 1995
Mishawaka, Indiana

PROXY

                       FIDELITY MANAGEMENT TRUST COMPANY

If I sign and return this proxy to you, you are instructed to cause all National Steel Corporation Common Stock in my National Steel Retirement Savings Plan or National Steel Represented Employee Retirement Savings Plan Account to be voted at the Annual Meeting of Shareholders of National Steel Corporation, to be held on April 26, 1995, and any adjournment thereof, as follows:

As indicated by me on the reverse side, but, if I make no indication as to a particular matter, then unless otherwise indicated, as recommended by management on such matters, and, on such other matters as may properly come before the meeting. The Trustee will keep the vote completely confidential.

If the Trustee does not receive a properly executed proxy from you by April 21, 1995 the Trustee shall vote the shares represented by this proxy in the same proportion as it votes those shares for which it does receive a properly executed proxy.

                                    (OVER)

                                                   (Please sign on reverse side)





                           . FOLD AND DETACH HERE .

PROXY

                          NATIONAL STEEL CORPORATION

          This Proxy is Solicited on Behalf of the Board of Directors

  The undersigned hereby appoints V. John Goodwin and David A. Pryzbylski the proxies, each with power to act alone and with power of substitution, and hereby authorizes them to represent and vote, all the shares of Class B Common Stock of National Steel Corporation which the undersigned is entitled to vote at the Annual Meeting to be held April 26, 1995 or any adjournment thereof as designated herein and, in their discretion, upon such other matters as may properly come before the meeting.

      (Continued, and to be marked, dated and signed, on the other side)






                           . FOLD AND DETACH HERE .

1. ELECTION OF DIRECTORS:

    FOR         WITHHOLD      NOMINEES:  Edwin V. Clarke, Jr., V. John Goodwin,
all nominees    AUTHORITY     Masayuki Hanmyo, Frank J. Lucchino, Hiroshi
listed to the  to vote for    Matsumoto, Keisuke Murakami, Osamu Sawaragi,
right (except  all nominees   Kenichiro Sekino, Robert J. Slater.
  as marked   listed to the
   to the         right.      (INSTRUCTION: To withhold authority to vote for
  contrary).                  any individual nominee, write that nominee's name
                              in the space provided below.)

                              _________________________________________________

2. Ratification of the        3. In their discretion, the Proxies are
   appointment of Ernst &        authorized to vote upon such other business as
   Young LLP as the              may properly come before the meeting.
   Company's independent
   auditors for 1995.

   FOR   AGAINST   ABSTAIN


                              Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                              Dated: __________________________________, 1995

                              _______________________________________________
                                                (Signature)

                              _______________________________________________
                                        (Signature if held jointly)


 "PLEASE MARK INSIDE BLUE     PLEASE, SIGN, DATE, AND RETURN THE PROXY CARD
     BOXES SO THAT DATA       PROMPTLY USING THE ENCLOSED ENVELOPE.
 PROCESSING EQUIPMENT WILL
      RECORD YOUR VOTES"

                           . FOLD AND DETACH HERE .


                               ADMISSION TICKET

                                Annual Meeting
                                      of
                    National Steel Corporation Stockholders

                           Wednesday, April 26, 1995
                                   1:00 p.m.
                               Marquis Ballroom
                            Hyatt Regency Dearborn
                             Fairlane Town Center
                              Dearborn, Michigan

                                    Agenda

. Election of Directors
. Ratification of the appointment of independent auditors
. Report on results for the first quarter
. Discussion on matters of current interest
. Question and Answer Session